UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIFETIME BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	11-2682486
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
1000 Stewart Avenue
Garden City, New York 11530
(516) 683-6000
(Address of Principal Executive Offices & Zip Code)

LIFETIME BRANDS, INC.
AMENDED AND RESTATED 2000 LONG-TERM INCENTIVE PLAN
(Full title of the plan)
Robert B. Kay
1000 Stewart Avenue
Garden City, New York 11530
(Name and address of agent for service)
(516) 683-6000
(Telephone number, including area code, of agent for service)

Copies to:

Sara A. Shindel, Esq. Lifetime Brands, Inc. 1000 Stewart Avenue Garden City, New York 11530 Telephone: (516) 683-6000	Celia A. Soehner Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178 Telephone: (212) 309-6000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
On April 21, 2026, subject to stockholder approval, the Board of Directors of Lifetime Brands, Inc. (the “Company”) approved an amendment and restatement of the Lifetime Brands, Inc. Amended and Restated 2000 Long-Term Incentive Plan (the “Plan” and, as so amended and restated, the “Amended Plan”). The Amended Plan subsequently was approved by the Company’s stockholders at the Company’s 2026 Annual Meeting of Stockholders held on June 18, 2026 (the “2026 Amendment Effective Date”). The number of shares of common stock of the Company (the “Common Stock”) authorized for issuance pursuant to the Amended Plan is equal to (i) 1,000,000 additional shares of Common Stock, plus (ii) with respect to awards outstanding under the Plan prior to the 2026 Amendment Effective Date, (A) any shares of the Company subject to such awards that remain unissued upon the cancellation, surrender, expiration, exchange, or termination of such award after the 2026 Amendment Effective Date, and (B) any shares of Common Stock subject to awards that are paid or settled in cash after the 2026 Amendment Effective Date.
As the Amended Plan is an amendment and restatement of the Plan for which the Company has previously filed registration statements on Form S-8 with the Securities and Exchange Commission (the “Commission”), the contents of such earlier registration statements on Form S-8 with respect to the Plan are hereby incorporated by reference herein to the extent not otherwise amended or superseded by the contents hereof, pursuant to General Instruction E to Form S-8.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information concerning the Amended Plan required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be delivered to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933 (“Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference
The following documents that we have filed with the Commission are hereby incorporated by reference in this Registration Statement:
(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 12, 2026 (including the information in Part III incorporated by reference from the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 24, 2026);
(b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026 filed with the Commission on May 7, 2026;
(c) The Company’s Current Report on Form 8-K filed with the Commission on June 22, 2026; and
(d) The description of the Company’s Common Stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 12, 2026, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters the securities covered hereby then remaining unsold shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.
Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Information furnished under Items 2.02 or 7.01 of the Company’s Current Reports on Form 8-K is not and will not be deemed incorporated herein by reference unless such Current Report on Form 8-K expressly provides to the contrary.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable

Item 6. Indemnification of Directors and Officers.
Article Fifth of our Second Restated Certificate of Incorporation, as amended, provides that our directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (the “DGCL”), or (iv) for any transaction in which the director derived an improper personal benefit.
Under Section 145 of the DGCL, the Company has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities. As such, our Amended and Restated Bylaws provide for indemnification of our directors and officers.
As permitted by Section 145 of the DGCL, Article IV of our Amended and Restated Bylaws provides that we shall indemnify our officers and directors to the fullest extent permitted by the DGCL and that expenses incurred by any such person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding.
We maintain policies of insurance under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.
In addition, the Company has entered into indemnification agreements whereby it has agreed to indemnify its officers and directors for specific liabilities that they may incur in such capacities.
Item 7. Exemption from Registration Claimed
Not Applicable.
Item 8. Exhibits.
For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.
Item 9. Undertakings.
a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
EXHIBIT INDEX

Exhibit	Description

99.1*	Amended and Restated 2000 Long-Term Incentive Plan.

5.1*	Opinion of Morgan, Lewis & Bockius LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24*	Power of Attorney (included on signature page).

107*	Filing Fee Table.

* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Garden City, State of New York, on June 30, 2026.

Lifetime Brands, Inc.

By:	/s/ Robert B. Kay
Robert B. Kay Chief Executive Officer and Director

POWER OF ATTORNEY
Each person whose signature to this Registration Statement appears below hereby appoints Laurence Winoker as his or her attorney-in-fact to sign on his or her behalf individually and in the capacity stated below and to file all supplements, amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as a part of or in connection with this Registration Statement or any amendment or supplement thereto, and such attorney-in-fact may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.
Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert B. Kay Robert B. Kay	Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2026

/s/ Laurence Winoker Laurence Winoker	Executive Vice President—Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	June 30, 2026

/s/ Jeffrey Siegel Jeffrey Siegel	Chairman of the Board of Directors	June 30, 2026

/s/ Jeffrey Herbert Evans Jeffrey Herbert Evans	Director	June 30, 2026

/s/ Rachael A. Jarosh Rachael A. Jarosh	Director	June 30, 2026

/s/ Cherrie Nanninga Cherrie Nanninga	Director	June 30, 2026

/s/ Bruce Pollack Bruce Pollack	Director	June 30, 2026

/s/ Michael J. Regan Michael J. Regan	Director	June 30, 2026

/s/ Michael Schnabel Michael Schnabel	Director	June 30, 2026

/s/ Daniel Siegel Daniel Siegel	Director	June 30, 2026